Exhibit 99.1

FOR IMMEDIATE RELEASE

UTEK Corporation Reports Financial Results for Quarter Ended June 30, 2007

Tampa, FL — (BUSINESS WIRE) – August 6, 2007 — UTEK Corporation (AMEX & LSE-AIM: UTK) today announced financial results for the three and six months ended June 30, 2007.

Quarter ended June 30, 2007 Operating Results

For the quarter ended June 30, 2007, income from operations (revenue) was $6.4 million as compared to $23.1 million for the quarter ended June 30, 2006. Net income from operations for the quarter ended June 30, 2007 was $1.9 million as compared to $9.8 million for the quarter ended June 30, 2006. Approximately 86% and 96% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the quarters ended June 30, 2007 and 2006, respectively.

The net increase (decrease) in net assets from operations (including net income from operations and realized and unrealized gains and losses on investments) was ($3.6) million or ($0.40) per weighted average diluted share outstanding for the quarter ended June 30, 2007, as compared to $11.1 million, or $1.23 per weighted average diluted share outstanding for the quarter ended June 30, 2006.

The value of the Company’s investment portfolio was $34.2 million at June 30, 2007, as compared to $37.9 million at December 31, 2006. Net asset value per common share outstanding was $5.30 at June 30, 2007, as compared to $5.71 at December 31, 2006.

Weighted average diluted shares outstanding were 8,997,538 and 8,997,310 for the quarters ended June 30, 2007 and 2006, respectively.

Six Months Ended June 30, 2007 Operating Results

For the six months ended June 30, 2007, income from operations (revenue) was $14.3 million as compared to $34.9 million for the six months ended June 30, 2006. Net income from operations for the six months ended June 30, 2007 was $4.2 million as compared to $13.4 million for the six months ended June 30, 2006. Approximately 87% and 94% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the six months ended June 30, 2007 and 2006, respectively.

The net increase (decrease) in net assets from operations (including net income from operations and realized and unrealized gains and losses on investments) was ($4.0) million or ($0.45) per weighted average diluted share outstanding for the six months ended June 30, 2007, as compared to $16.6 million, or $1.90 per weighted average diluted share outstanding for the six months ended June 30, 2006.

Weighted average diluted shares outstanding were 8,968,152 and 8,759,178 for the six months ended June 30, 2007 and 2006, respectively.

Liquidity and Capital Resources

At June 30, 2007, UTEK had cash, cash equivalents and US Treasuries and certificates of deposit of $9.8 million, total assets of $49.2 million and net assets of $47.8 million. Equity monetization for the six months ended June 30, 2007 was approximately $821,000. The Company had no long-term debt outstanding at June 30, 2007.

Overview

The results for Q2 2007 represent a period of transition within UTEK’s client base. In previous disclosures made by UTEK over the past six months, UTEK has highlighted its efforts to increase both the average size and quality of the companies within its client base. A measure of this progress is that during the six months ended June 30, 2007, UTEK entered into 41 strategic alliance agreements pursuant to which UTEK is retained by clients to search for new technologies available for transfer. This compares with 24 strategic alliance agreements signed in the comparable period last year. The average market capitalization of our current publicly traded clients trading in the U.S. is now in excess of $250 million and approximately 65% of such clients are quoted on NASDAQ, NYSE or AMEX. Nearly 24% of our active clients are overseas with six in the UK, five in Israel and UTEK’s first technology transfer client in Italy. UTEK’s technology transfer clients now include a number of major multinational industrial companies.

There is a period of time between signing a strategic alliance and the anticipated completion of a technology transfer. One result of having clients with a larger market capitalization is an increase in the time needed to complete technology transfers. Although we have increased the number of strategic alliance clients, we believe the number of technology transfers completed for the six months ended June 30, 2007 has decreased due to this factor. We completed three technology transfers during the three months ended June 30, 2007 as compared to ten during the three months ended June 30, 2006. We completed eleven technology transfers during the six months ended June 30, 2007 as compared to sixteen during the six months ended June 30, 2006. Both the number and magnitude of individual technology transfers can vary from quarter to quarter.

Financial Position Information

The following table contains comparative selected financial data as of June 30, 2007 and December 31, 2006:

	June 30, 2007	December 31, 2006	Percentage Increase (Decrease)
Total investments	$34,158,904	$37,879,023	(10)%
Total assets	$49,219,627	$53,040,810	(7)%
Net assets	$47,785,522	$50,981,162	(6)%
Common shares outstanding	9,009,776	8,936,009	1%
Net asset value per share	$5.30	$5.71	(7)%

Conference Call at 10:00 a.m. EDT on Monday, August 6, 2007

UTEK will hold a live conference call at 10:00 a.m. EDT to discuss its second quarter 2007 results. All interested parties are invited to attend the conference call.

Conference call dial-in numbers:

•	US & Canada: 888-868-9083

•	UK: 0-800-032-3836

•	Other international callers: 973-935-8512

•	Please reference conference ID# 9061843

About UTEK Corporation

UTEK® is a specialty finance company focused on technology transfer. UTEK’s services enable companies to acquire innovative technologies from universities and research laboratories worldwide. UTEK facilitates the identification and acquisition of external technologies for clients in exchange for their equity securities. This unique process is called U2B®. In addition, UTEK offers companies the tools to search and analyze university intellectual properties. UTEK is a business development company with operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, they cannot give any assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

UTEK Corporation

Consolidated Statements of Assets and Liabilities

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Investments:
Non-affiliate investments (cost: 2007—$35,945,750; 2006— $41,786,374)	$9,662,700	$14,578,700
Affiliate investments (cost: 2007—$41,191,979; 2006—$22,354,448)	14,607,300	8,713,900
Control investments (cost: 2007—$12,521,780; 2006—$15,485,318)	7,798,732	10,001,772
U.S. Treasuries and certificates of deposit (cost: 2007—$2,090,172; 2006: $4,584,651)	2,090,172	4,584,651

Total investments	34,158,904	37,879,023
Cash and cash equivalents	7,725,341	9,685,111
Accounts receivable, net of allowance for bad debt (2007—$29,000; 2006—$38,000)	517,534	534,605
Prepaid expenses and other assets	321,009	375,007
Fixed assets, net	539,665	595,001
Goodwill	3,001,286	3,021,163
Intangible assets, net	154,002	190,100
Deferred tax asset	2,801,886	760,800

TOTAL ASSETS	49,219,627	53,040,810

LIABILITIES
Accrued expenses	454,997	595,764
Deferred revenue	979,108	1,463,884

TOTAL LIABILITIES	1,434,105	2,059,648

NET ASSETS	$47,785,522	$50,981,162

Commitments and Contingencies
Composition of net assets:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 19,000,000 shares authorized; 9,009,776 shares issued and outstanding at June 30, 2007 and 8,936,009 shares issued and outstanding at December 31, 2006	$90,099	$89,361
Additional paid-in capital	52,791,774	51,993,822
Accumulated income:
Accumulated net operating income	33,890,588	29,721,366
Net realized loss on investments, net of income taxes	(3,203,498)	(2,065,218)
Net unrealized depreciation of investments, net of deferred income taxes	(35,919,370)	(28,897,125)
Foreign currency translation adjustment	135,929	138,956

Net assets	$47,785,522	$50,981,162

Net asset value per share	$5.30	$5.71

UTEK Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Income from operations:
Sale of technology rights	$5,213,410	$21,624,267	$11,914,750	$31,839,197
Consulting and other services	1,022,048	1,192,843	2,068,765	2,546,324
Investment income, net	152,991	242,197	352,705	480,792

	6,388,449	23,059,307	14,336,220	34,866,313

Expenses:
Acquisition of technology rights	1,030,000	4,523,127	2,333,279	7,147,127
Salaries and wages	804,966	956,830	1,774,307	1,703,302
Professional fees	292,161	301,870	614,108	583,296
Sales and marketing	458,299	935,850	1,090,278	1,764,088
General and administrative	607,744	767,646	1,439,553	2,072,221
Goodwill impairment	—	—	33,030	234,940

	3,193,170	7,485,323	7,284,555	13,504,974

Income before income taxes	3,195,279	15,573,984	7,051,665	21,361,339
Provision for income taxes	1,259,448	5,806,628	2,882,443	7,984,409

Net income from operations	1,935,831	9,767,356	4,169,222	13,376,930
Net realized and unrealized gains (losses):
Net realized gain (loss) on investments, net of income tax expense (benefit) of ($24,524) and ($686,764) for the three and six months ended June 30, 2007, respectively, and $1,103,928 and $1,334,756 for the three and six months ended June 30, 2006, respectively	(40,648)	1,829,711	(1,138,280)	2,212,297
Change in unrealized appreciation (depreciation) of investments, net of deferred tax expense (benefit) of ($3,306,225) and ($4,236,765) for the three and six months ended June 30, 2007, respectively, and ($324,261) and $619,938 for the three and six months ended June 30, 2006, respectively	(5,479,917)	(537,448)	(7,022,245)	1,027,518

Net increase (decrease) in net assets from operations	$(3,584,734)	$11,059,619	$(3,991,303)	$16,616,745

Net increase (decrease) in net assets from operations per share:
Basic	$(0.40)	$1.25	$(0.45)	$1.92
Diluted	$(0.40)	$1.23	$(0.45)	$1.90
Weighted average shares:
Basic	8,997,538	8,871,871	8,968,152	8,663,083
Diluted	8,997,538	8,997,310	8,968,152	8,759,178
Dividend declared per share:	—	—	—	$.02

Contacts:

UTEK Corporation

USA:

Tania Bernier

813-754-4330 x 223

UK:

Bankside Consultants

Steve Liebmann or Simon Bloomfield

+ 44 (0) 20-7367-8883